Exhibit 10.1

EXECUTION VERSION

B. Riley Commercial Capital, LLC

299 Park Avenue

New York, NY 10171

January 29, 2023

Core Scientific, Inc.

210 Barton Springs Road, Suite 300

Austin, TX 78704

Attn: Todd DuChene; President, Chief Legal Officer and Secretary

Commitment Letter

Dear Ladies and Gentleman:

You have informed B. Riley Commercial Capital, LLC (the “DIP Lender”) that Core Scientific, Inc., a Delaware corporation (the “Company”) and certain of the Company’s direct and indirect subsidiaries (collectively and together with the Company, the “Debtors” and “you”) referred to in the DIP Term Sheet attached hereto as Annex A (including1 all exhibits and schedules thereto, the “DIP Term Sheet”; capitalized terms used but not defined herein shall have the meanings given to them in the DIP Term Sheet) have commenced cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under Case No. 22-90341 (DRJ) (Jointly Administered), and wish to obtain the up to $70,000,000 DIP Facility referenced in the DIP Term Sheet, substantially on the terms set forth in this letter, as well as the DIP Term Sheet (such letter and the DIP Term Sheet, collectively, the “Commitment Letter”). The transactions contemplated by the DIP Term Sheet and this Commitment Letter are hereinafter collectively referred to as, the “Transactions”.

1. Upon the terms and subject only to the conditions set forth in this Commitment Letter (including paragraph 3 hereof) and the DIP Term Sheet (including the “Conditions Precedent to Closing and Funding the Initial Draw” set forth in the DIP Term Sheet), the DIP Lender is pleased to inform you of its commitment to provide up to $70,000,000 of the DIP Commitments (as defined in the DIP Term Sheet). You hereby agree that, effective upon your acceptance of this Commitment Letter, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the DIP Facility or any other senior financing similar to or as a replacement of any component of the DIP Facility.

2. In consideration of the DIP Lender’s commitments hereunder, the Company agrees to pay the fees described in the DIP Term Sheet on the terms and subject to the conditions (including as to timing and amount) set forth therein, including, without limitation the fees required to be paid to the DIP Agent and the DIP Lender by the Debtors as described therein under the heading “Interim Order”.

3. The DIP Lender’s commitments and agreements hereunder in respect of the DIP Facility are subject to the satisfaction or waiver in writing (by the DIP Lender) of all conditions precedent set forth in this Commitment Letter and the DIP Term Sheet, including those conditions precedent set forth across the heading “Conditions Precedent to Closing” and, in the case of the borrowing of any DIP Loans after the Closing Date, also the conditions precedent set forth across from the heading “Conditions Precedent to Full Availability of DIP Loans”, in each case, in the DIP Term Sheet.

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For the avoidance of doubt, the terms “include”, “includes” and “including” as used in this Commitment Letter are by way of example and not limitation, and shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words.

4. The Company, on behalf of itself and the other Debtors, represents and covenants that (i) all information, other than Projections and Lien Information, which has been or is hereafter provided directly or indirectly by the Company or any of its affiliates, advisors or representatives to the DIP Lender or its affiliates in connection with the Transactions (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Debtors and their subsidiaries that have been or will be made available to DIP Lender or its affiliates by the Company or any of its affiliates, advisors or representatives (the “Projections”) and all information related to all outstanding liens (including, without limitation, mechanics’ liens), the amount thereof, the validity of such liens, any claims or counterclaims with respect to such liens and any materials available to offset such liens, in each case, which has been or is hereafter provided directly or indirectly by the Company or any of its affiliates, advisors or representatives to the DIP Lender or its affiliates (the “Lien Information”) have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information, Projections and Lien Information were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information, Projections and Lien Information so that such representations will be correct in all material respects under those circumstances.

5. [Reserved].

6. [Reserved].

7. In addition, please note that the DIP Lender and its affiliates do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, DIP Lender (and each of its partners, officers, directors, employees, affiliates, agents, advisors and attorneys) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including tax opinions or other tax analyses) that are provided to DIP Lender relating to such tax treatment and tax structure. However, the foregoing sentence shall not apply to any information relating to the tax treatment or tax structure to the extent reasonably necessary to enable any person to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Transactions.

8. The DIP Lender hereby notifies you that consistent with the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT ACT”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it may be required to obtain, verify and record information that identifies you and each Guarantor, which information includes the name and address of you and each Guarantor and other information that will allow the DIP Lender to identify you and each Guarantor, including the delivery of the certification regarding beneficial ownership in relation to you, in accordance with, or as otherwise required by, the PATRIOT ACT and the Beneficial Ownership Regulation. In addition, the DIP Lender may also request corporate formation documents, or other forms of identification, to verify information provided. This notice is given in accordance with the requirements of the PATRIOT ACT and the Beneficial Ownership Regulation and is effective for the DIP Lender, any other lender and agent (including the DIP Agent) in respect of the DIP Facility.

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9. As you know, DIP Lender and/or its affiliates may from time to time effect transactions, for their own account or the account of customers, and hold positions in loans or options on loans of the Company and other companies that may be the subject of this Commitment Letter. In addition, DIP Lender and/or its affiliates may from time to time effect transactions and hold positions in securities or options on securities of the Company and other companies that may be the subject of this Commitment Letter. In addition, DIP Lender may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company and other companies that may be the subject of this Commitment Letter, and such affiliates shall be entitled to the benefits afforded to DIP Lender (subject to any limitations thereof) hereunder.

10. The DIP Lender and its affiliates may have economic interests that conflict with those of the Company. You agree that the DIP Lender will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the DIP Lender and the Company, its stockholders or their affiliates. You acknowledge and agree that (i) the Transactions are arm’s-length commercial transactions between the DIP Lender, on the one hand, and the Company and their affiliates, on the other, (ii) in connection therewith and with the process leading to such Transactions the DIP Lender is acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, affiliates, creditors, or any other person, (iii) the DIP Lender has not assumed an advisory or fiduciary responsibility in favor of the Company and their affiliates with respect to the Transactions contemplated hereby or the process leading thereto (irrespective of whether the DIP Lender or any of its affiliates has advised or is currently advising the Company and their affiliates on other matters) or any other obligation to the Company and their affiliates except the obligations expressly set forth in this Commitment Letter and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such Transactions and the process leading thereto. The Company, on behalf of itself and their affiliates, agrees that it will not claim that the DIP Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company and their affiliates, in connection with such Transaction or the process leading thereto.

11. This Commitment Letter (including the DIP Term Sheet) may not be amended or waived except by an instrument in writing signed by the DIP Lender and the Company. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile or email transmission shall be effective as delivery of a manually executed counterpart thereof.

12. This Commitment Letter (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations and understandings, whether oral or written, of the parties with respect thereto (other than the Interim Order), (ii) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, and (iii) may not be assigned by the Company or the DIP Lender without the DIP Lender’s or the Company’s prior written consent, respectively, and any purported assignment without such consent shall be null and void, (iv) shall be binding upon the parties and their respective successors and assigns, and (v) may not be relied upon or enforced by any other person or entity and is not intended to confer any benefit upon, or create any right in favor of, any person other than the parties hereto except hereto except the entities and persons described in the definition of Indemnified Person. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF EITHER THE TRANSACTIONS OR ANY MATTER REFERRED TO IN THE COMMITMENT LETTER OR THE DIP TERM SHEET IS HEREBY WAIVED BY THE PARTIES HERETO. EACH OF THE COMPANY AND THE DIP LENDER AGREE THAT ANY SUIT OR PROCEEDING ARISING IN RESPECT OF THE TRANSACTIONS OR ANY MATTER REFERRED TO IN THE COMMITMENT LETTER OR THE DIP TERM SHEET WILL BE TRIED EXCLUSIVELY IN THE BANKRUPTCY COURT AND THE COMPANY AND THE DIP LENDER EACH AGREE TO SUBMIT TO THE JURISDICTION OF, AND TO VENUE IN, SUCH COURT.

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13. If any term, provision, covenant or restriction contained in this Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The DIP Lender and the Company shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

14. [Reserved].

15. If you accept the terms and conditions of this Commitment Letter in accordance with, and by the deadline specified in, paragraph 18 hereof, the DIP Lender’s commitments and other obligations hereunder will remain effective and terminate on February 2, 2023 at 11:59 p.m. (New York City time) unless prior to such time the Court has entered the Interim Order (the “Termination Date”); provided, that this Commitment Letter may otherwise be terminated by (x) mutual consent of the DIP Lender and the Company, (y) by the DIP Lender by written notice (i) prior to the Company’s acceptance hereof or (ii) material breach by the Company of any of the conditions, representations, or its respective obligations or undertakings under this Commitment Letter or the DIP Sheet, as applicable, or (z) by the Company, in its reasonable discretion, to the extent that (i) it determines doing so would be required by its fiduciary duties and (ii) the Company promptly reimburses the DIP Lender, in full in cash, for all of its then-outstanding reasonable and documented fees and expenses (including, without limitation, the reasonable and documented fees and expenses of Choate, Hall & Stewart LLP, as counsel to the DIP Lender).

16. Paragraphs 2, 4, 7, 9, 10, 12 and 17 hereof shall remain in full force and effect regardless of whether any DIP Loans are funded or the DIP Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the DIP Lender’s commitments hereunder; provided, that your obligations under this Commitment Letter (other than your obligations set forth in paragraphs 4, 5 and 14) shall automatically terminate and be superseded by the Interim Order and/or corresponding provisions of the DIP Documents upon the execution and delivery thereof, as applicable, in each case, solely to the extent such paragraphs (and the content thereof) are covered thereby with retroactive application to the date hereof.

17. Subject to the Bankruptcy Court’s approval of the Interim Order, you agree to indemnify and hold harmless the DIP Lender, its respective affiliates and its officers, directors, employees, agents, advisors, consultants, representatives, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several (“Losses”) to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the DIP Facility, the use of proceeds thereof, the Transactions, to reimburse each such Indemnified Person from time to time upon their reasonable demand upon presentation of a summary statement, for any reasonable and documented out-of-pocket legal expenses (including one outside local counsel in each relevant jurisdiction) or other expenses incurred in connection with the DIP Facility, the enforcement of this Commitment Letter, the DIP Documents and any ancillary documents and security arrangements in connection therewith; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Person’s (x) gross negligence or willful misconduct or (y) material breach of obligations under this Commitment Letter, in each case, whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is

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otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You agree that, notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your respective equity holders or creditors or any other person or entity arising out of, related to or in connection with any aspect of the Transactions, the DIP Facility, the enforcement of this Commitment Letter, the DIP Documents and any ancillary documents and security arrangements in connection therewith, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s (a) gross negligence or willful misconduct or (b) breach of obligations under this Commitment Letter.

18. If the foregoing correctly sets forth the DIP Lender’s agreement with you, please indicate your acceptance of the terms and conditions of this Commitment Letter (including the DIP Term Sheet) by returning an executed counterpart to this Commitment Letter to the Company’s counsel Weil, Gotshal & Manges LLP (by electronic (pdf) transmission to Maximilien.Pucci-SistiMaisonrouge@weil.com, Claudia.Stantzyk-Guzek@weil.com and Kate.Waterman@weil.com) on or before 11:59 p.m. (New York City time) on January 29, 2023.

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We look forward to working with you.

Very truly yours,

B. RILEY COMMERCIAL CAPITAL, LLC, as DIP Lender

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Co-Chief Executive Officer

[Signature Page to Core DIP Commitment Letter]

ACCEPTED AND AGREED AS OF THE DATE ABOVE:

CORE SCIENTIFIC, INC.

By:	/s/ Todd Duchene
Name:	Todd DuChene
Title:	President, Chief Legal Officer and Secretary

[Signature Page to Core DIP Commitment Letter]

Annex A

(see attached)

Core Scientific, Inc.

Up to $70,000,000

Debtor-in-Possession Term Loan Facility

Summary of Terms and Conditions

THIS TERM SHEET IS PROVIDED FOR DISCUSSION PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER, AGREEMENT OR COMMITMENT TO ENTER INTO THE DEFINITIVE DIP DOCUMENTS (AS DEFINED BELOW). NOTHING IN THIS TERM SHEET IS INTENDED TO REPRESENT A COMMITMENT ON THE PART OF THE PROSPECTIVE DIP AGENT OR DIP LENDER TO ENTER INTO THE DIP FACILITY OR ANY OTHER DEFINITIVE AGREEMENT WITH ANY PERSON.

The statements contained in this Term Sheet and all discussions between and among the parties in connection herewith constitute privileged communications that shall not be disclosed or introduced pursuant to Federal Rule of Evidence 408 and/or other applicable law, unless otherwise required by judicial order or applicable law. All assumptions, principles and numbers are based upon and subject to continuing due diligence and are subject to change as the parties’ positions develop further.

1.	Borrowers:

•   Core Scientific, Inc., Core Scientific Acquired Mining LLC, Core Scientific Operating Company, Core Scientific Specialty Mining (Oklahoma) LLC, American Property Acquisition, LLC, American Property Acquisitions I, LLC, American Property Acquisition VII, LLC, Radar Relay, Inc., Starboard Capital LLC, RADAR LLC and Core Scientific Mining LLC (the “Borrowers”), as debtors and debtors-in-possession in Case No. 22-90341 (DRJ) (Jointly Administered) (together with the cases of certain of its affiliated debtors and debtors-in-possession, the “Chapter 11 Cases”, and such affiliated debtors, together with the Borrowers, the “Debtors”) under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) commenced in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on December 21, 2022 (the “Petition Date”).

•   The Borrowers shall, in all cases, be jointly and severally liable for all DIP Obligations (as defined below).

2.	Guarantors:

•   Each of Core Scientific, Inc.’s existing and future, direct and indirect domestic or foreign subsidiaries that are debtors and debtors-in-possession in the Chapter 11 Cases, including all existing obligors under the Existing DIP Credit Agreement (as defined below) (collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”).

•   The DIP Obligations of the Borrowers shall be unconditionally guaranteed, on a joint and several basis, by the Guarantors.

3.	DIP Agent and Initial DIP Lender:	• B. Riley Commercial Capital, LLC.

4.	Type and Amount of the DIP Facility:

•   A non-amortizing super-priority senior secured term loan facility in an aggregate principal amount not to exceed $70,000,000 (the “Maximum DIP Commitment Amount”) consisting of up to $70,000,000 in term loan commitments (the “DIP Facility”; the definitive documentation evidencing the DIP Facility being the “DIP Documents”; the DIP Lender’s commitments under the DIP Facility being the “DIP Commitments”; and the loans under the DIP Facility being the “DIP Loans”).

•   The borrowing of DIP Loans shall permanently decrease the DIP Commitments and DIP Loans repaid (for any reason) may not be reborrowed unless (and solely to the extent that) they are repaid prior to the entry of the Final Order (as defined below).

•   Loan proceeds to be funded into newly established (or, in the case of the Carve-out Account referred to below, a previously established (expressly for such purpose pursuant to Existing DIP Credit Agreement)) funding accounts, including a carve-out account (to be fully funded (to the extent of any deficiency) in the amount of the Post-Carve-out Notice Amount (as such term shall be defined in the Orders) from the Initial Draw) (the “Carve-out Account”), each to be initially maintained at Bank of America, N.A.

5.	Initial Availability:

•   Upon the Bankruptcy Court’s entry of the Interim Order (as defined below), and satisfaction of all applicable conditions precedent described herein (the “Closing Date”), the Borrowers shall be entitled to make a single draw of DIP Loans in an amount of up to $35,000,000 prior to the entry of the Final Order (the “Initial Draw”).

6.	Full Availability:

•   Upon the Bankruptcy Court’s entry of the Final Order, and satisfaction of all applicable conditions precedent described herein, following the Initial Draw, the full remaining amount of the then undrawn DIP Facility (after giving effect to any repayments of the Initial Draw prior to the entry of the Final Order) shall be available to the Debtors, subject to compliance with the terms, conditions and covenants described herein and in the DIP Documents in additional draws (“Other Draws”). Other Draws shall only be permitted when the Debtors’ cash on hand (other than cash in the Carve-out Account) prior to giving effect to such draw is less than $30,000,000. In addition, Other Draws shall be made (x) only in a principal amount of not less than $5,000,000, per draw and (y) in no more than five (5) draws and (z) no more frequently than once every three (3) weeks. In addition, a final single draw (which shall also be deemed to be an “Other Draw” for purposes hereof (other than requiring satisfaction of the conditions set forth in clauses (x) and (y) above)) in an amount not to exceed the amount of the then undrawn DIP Commitment, as then in effect, may be requested; provided that at the time of (and prior to giving effect to) such final draw, the Debtors’ cash then on hand (other than cash in the Carve-out Account) is less than $30,000,000 (the “Final Draw”).

7.	Maturity and Termination

•   All DIP Obligations (including, without limitation, all capitalized interest and fees) shall be due and payable in full in cash (or such other form of consideration as the DIP Agent and the DIP Lender may agree in their sole discretion) on the earliest of:

i.   the date that is twelve (12) months after the Petition Date; provided, that the Borrowers shall be permitted to extend such date by three (3) months upon paying the DIP Agent an extension fee (the “Extension Fee”), in cash, in an amount equal to three and one-half percent (3.50%) of the aggregate amount of all DIP Obligations drawn and outstanding as of the effective date of the extension (after giving effect to the Final Draw) (any such date being the “Scheduled Maturity Date”)

ii.  the effective date of any chapter 11 plan of reorganization with respect to the Borrowers or any other Debtor (a “Plan”);

iii.   the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code;

iv.   the date of the acceleration of the DIP Loans and the termination of the DIP Commitments in accordance herewith or with the DIP Documents;

v.  the date of the DIP Agent’s written notice to the Borrowers of the occurrence of an Event of Default (as defined below) under the DIP Facility;

vi.   dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code; and

vii.  30 days after the date on which a motion to approve the DIP Facility is filed (or such later date as agreed to by the DIP Agent), unless the Final Order has been entered by the Bankruptcy Court on or prior to such date (such earliest date, the “DIP Termination Date”).

• The occurrence of the DIP Termination Date shall terminate the ability of the Borrowers to make the Other Draws or the Final Draw.

9.	Interest Rate:

•   The DIP Loans shall bear interest at a per annum rate equal to ten percent (10.00%), in each case payable in kind in arrears on the first day of each month (the “Non-Default Interest”).

•   Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the DIP Loans shall bear interest at an additional per annum rate of two percent (2.00%), in each case payable in kind, together with the Non-Default Interest, on the first day of each month.

10.	Monthly DIP Agent Fee:

•   $75,000 per month payable, in cash in advance, to DIP Agent for its sole account and benefit, on the Closing Date and the first business day of each calendar month thereafter (the “Monthly DIP Agent Fee”).

11.	Upfront & Exit Premium; Approvals:

•   An upfront premium of three and one-half percent (3.50%) of the Maximum DIP Commitment Amount (the “Upfront Premium”), payable in kind to the DIP Lenders and added to the total amount of the DIP Obligations.

•   The Upfront Premium shall be approved by the Bankruptcy Court in the Interim Order and shall be deemed fully earned and payable upon entry of the Interim Order.

•   Following entry of the Interim Order, upon and concurrently with the repayment or satisfaction of the DIP Loans in whole or in part (including any scheduled, mandatory or voluntary prepayment thereof, including upon the acceleration thereof and the final payment at maturity), the Borrowers shall pay to the DIP Agent, in cash, an exit premium equal to five percent (5.00%) of the amount of the DIP Loans being repaid, reduced or satisfied (the “Exit Premium”).

•   The Upfront Premium, the Exit Premium, the Extension Fee and the Monthly DIP Agent Fee shall be approved by the Bankruptcy Court as part of the Interim Order and reaffirmed in the Final Order.

13.	Use of Proceeds:

•   The proceeds of the DIP Facility shall be used only for the following purposes and, in the case of payments pursuant to clauses (ii), (iii), and (iv) below, subject to the Budget, the Carve-Out and any permitted variances as set forth below

i.   Payment in full of the obligations under that certain senior secured super-priority debtor-in-possession loan and security agreement, dated as of December 22, 2022 (the “Existing DIP Credit Agreement”), among the Borrowers, the lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as administrative agent, including, without limitation, any fees, premiums, costs or expenses related thereto; it being agreed that such amounts shall be payable from the Borrowers’ existing cash at such time (including the Initial Draw);

ii.  working capital and other general corporate purposes of the Borrowers and the Guarantors and certain subsidiaries;

iii.   any adequate protection payments in accordance with the Orders (as defined below);

iv.   professional fees and expenses of administering the Chapter 11 Cases, to the extent the Bankruptcy Court authorizes payment (including fees incurred prior to the Closing Date);

v.  fees and expenses payable under the DIP Facility;

vi.   interest and other amounts payable under the DIP Facility; and

vii.  funding of the Carve-out Account.

•   Notwithstanding any other provision of this Term Sheet, from and after the Closing Date, no DIP Loans or DIP Collateral (as defined below), or any portion of the Carve-Out may be used directly or indirectly by any Debtor, any Guarantor, any official committee appointed in the Chapter 11 Cases, or any trustee appointed in the Chapter 11 Cases or any successor cases, including any chapter 7 cases, or any other person, party or entity:

i.   in connection with the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation

a.   against the DIP Agent or the DIP Lender, or their respective predecessors-in-interest, agents, affiliates, representatives, attorneys, or advisors, or any action purporting to do the foregoing in respect of the DIP Obligations, DIP Liens (as defined below), DIP Claims (as defined below), or

b.  challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the DIP Obligations and/or the liens, claims, rights, or security interests granted under the Orders, the DIP Documents, including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise;

ii.  to prevent, hinder, or otherwise delay the DIP Agent’s or the DIP Lender’s, as applicable, enforcement or realization on the DIP Obligations, DIP Collateral, and the liens, claims and rights granted to such parties under the Orders, each in accordance with the DIP Documents and the Orders; provided, however, this shall not apply to objections by the official committee of the unsecured creditors to the Final Order;

iii.   to seek to modify any of the rights and remedies granted to the DIP Agent or the DIP Lender under the Orders (other than with the consents contemplated thereunder), or the DIP Documents, as applicable;

iv.   to apply to the Bankruptcy Court for authority to approve superpriority claims or grant liens (other than the liens permitted pursuant to the DIP Documents) or security interests in the DIP Collateral or any portion thereof that are senior to, or on parity with, the DIP Liens, DIP Claims, unless (x) permitted hereunder or under the DIP Documents or unless all DIP Obligations, and claims granted to the DIP Agent or DIP Lender under the Interim Order or the Final Order, as applicable, have been refinanced or paid in full in cash and the DIP Facility terminated or (y) otherwise agreed to in writing by the DIP Agent and the DIP Lender; or

v.  to pay any amount on account of any claims arising prior to the Petition Date unless such payments are permitted hereunder or under the DIP Documents or otherwise agreed to in writing by the DIP Agent and the DIP Lender, and in each case, included in the Budget, or otherwise approved pursuant to an order of the Bankruptcy Court.

15.	Voluntary Prepayments/Mandatory Repayments:

•   Voluntary prepayments of the DIP Loans shall be permitted at any time, subject to, after entry into the Final Order, payment of the Exit Premium; provided, that, any DIP Loans voluntarily prepaid prior to the Final Order may be re-drawn after entry into the Final Order (subject to Section 6 above).

•   Mandatory prepayment of the DIP Loans, together with all previously uncapitalized interest then accrued and owing on such portion of the DIP Loan then being prepaid, including any Exit Premium shall be required from:

(i) net proceeds from sale, sale/leaseback, sublease of any real estate (or interests therein) identified in Section 16 below; and

(ii)  any Excess Cash (meaning any cash on hand (other cash than in the Carve-out Account), in excess of $50,000,000 as at the last day of each month, such prepayment being required on the fifth (5th) Business Days of each calendar month).

•   Such prepayments shall be applied first, to any previously uncapitalized interest then accrued and owing on such portion of the DIP Loan then being prepaid, second, to payment of any Exit Premium, third, to any accrued and unpaid fees and expenses owing to the DIP Agent or the DIP Lenders which are then due and owing and fourth, to the unpaid principal amount of the DIP Loans then outstanding.

16.	Priority and Security

•   Subject to the Carve-Out, all obligations of the Borrowers and the Guarantors under the DIP Documents (or hereunder), including, without limitation, all principal, accrued interest, costs, fees, indemnities, reimbursements and premiums provided for herein and herein, and all obligations of the Debtors under the DIP Facility (the “DIP Obligations”) shall be entitled to super priority claim status pursuant to section 364(c)(1) of the Bankruptcy Code, with priority over any and all administrative expense claims and unsecured claims, of any kind or nature whatsoever, now existing or hereafter arising under the Bankruptcy Code (the “DIP Claims”)

•   Subject to the Carve-Out, all DIP Obligations in respect of the DIP Facility shall be:

i.   secured, pursuant to Section 364(c)(2) of the Bankruptcy Code, by a valid, enforceable, fully perfected and automatic first priority lien on all property and assets (or interests therein) of the Borrowers’ and the Guarantors’ estates (whether tangible, intangible, real, personal or mixed and wherever located) as of the Petition Date that, as of the Petition Date, was unencumbered (the “First Priority DIP Collateral”); including, without limitation, all real property and the facility located in Marble, North Carolina; and

ii.  secured, pursuant to Section 364(c)(3) of the Bankruptcy Code, by a valid, enforceable, fully perfected and automatic junior priority lien on all property (or interest therein) of the Borrowers’ and Guarantors’ estates (whether tangible, intangible, real, personal or mixed and wherever located) as of the Petition Date that (and subject and junior only to that):

a.   is subject to valid, perfected, and nonavoidable liens in existence as of the Petition Date (including mortgages, mechanics’ liens and fixture filings disclosed to the DIP Agent and the DIP Lender); limited, with respect to all real property and the facilities, to those located in:

i.   Calvert City, Kentucky;

ii.  Grand Forks, North Dakota;

iii.   Muskogee, Oklahoma;

iv.   Barstow, Texas (Cedarvale);

v.  Pecos, Texas (Cottonwood); and

vi.   Dalton, Georgia; and

b.  is subject to valid liens in existence on the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (this clause (ii) being collectively, the “Second Priority DIP Collateral” and together with the First Priority DIP Collateral, the “DIP Collateral”); provided, however, that any DIP Liens in already encumbered collateral shall be junior to any adequate protection liens granted to existing creditors secured by such collateral.

•   The liens securing the DIP Facility (the “DIP Liens”) shall mean the liens described above. The DIP Liens described herein shall, to the fullest extent permitted by applicable law, be effected and perfected upon entry of the Interim Order and without the necessity of the execution of mortgages, landlord agreements, security agreements, pledge agreements, control agreements, financing statements or other agreements.

•   DIP Collateral shall also include any and all rents, issues, products, offspring, proceeds, and profits generated by any item of DIP Collateral, without the necessity of any further action of any kind or nature by the DIP Agent or the DIP Lender in order to claim or perfect such rents, issues, products, offspring, proceeds, and/or profits.

17.	Conditions Precedent to Closing:

•   The Closing and the obligation of the DIP Lender to make the Initial Draw (and the right of the Borrowers to request such Initial Draw) shall be subject to the satisfaction of the conditions precedent set forth below and such other conditions set forth in the Interim Order:

i.   entry of the Interim Order, which order shall not be stayed or subject to appeal;

ii.  delivery of the Initial Budget and any subsequent Budget as applicable;

iii.   the payment in full of the obligations under, and the termination of, the Existing DIP Credit Agreement and the inclusion in the Interim Order of provisions terminating all liens granted to the agent and lenders thereunder effective as of the date of the Interim Order;

iv.   in addition to the release set forth in Section 30 hereof, the Interim Order shall include customary stipulations by the Debtors and their estates disclaiming the existence of any claims or causes of action against each of the DIP Agent and DIP Lender, subject to a customary challenge period by the official committee of unsecured creditors;

v.  delivery by the Debtors of the notice of intent to terminate referenced in section 6(b)(ii) of the Restructuring Support Agreement dated as of December 22, 2022 entered into between the Debtors and the Consenting Creditors (as defined therein) (the “RSA”) to the Ad Hoc Group Advisors (as defined in the RSA) (it being agreed that a copy of such notice shall have been provided to the DIP Agent for its review and reasonable comment prior to the Debtors’ delivery thereof, as well as a final copy of such notice as so delivered by the Debtors);

vi.   The DIP Agent shall have received Monthly DIP Agent Fee due and owing on the initial funding date (as set forth above);

vii.  no trustee, examiner, or receiver shall have been appointed or designated with respect to the Loan Parties’ business, properties or assets and no motion shall be pending seeking similar relief or any other relief, which, if granted, would result in a person other than the Loan Parties exercising control over their assets;

viii.  no Event of Default or event or condition which with the giving of notice or lapse of time, or both, would constitute an Event of Default (a “Default”) shall have occurred and be continuing (the requesting and acceptance of any such draw being deemed to be a representation and warranty by the Borrowers as to the satisfaction of this condition); and

ix.   accuracy of representations and warranties of the Debtors in all material respects (or, if such representation and warranty is qualified as to materiality, in all respects) as of the Closing Date and the date of the Initial Draw (or if such representation or warranty expressly speaks to an earlier date, as of such earlier date) (the requesting and acceptance of any such draw being deemed to be a representation and warranty by the Borrowers as to the satisfaction of this condition).

18.	Conditions Precedent to Full Availability of DIP Loans:

•   The right of the Loan Parties to request, and the obligation of the DIP Lenders to advance, any Other Draws and/or the Final Draw shall be subject to the conditions precedent set forth below, in the Final Order, in the DIP Documents and as otherwise deemed incorporated herein (and/or to be included in the DIP Documents), in each case, in accordance with the Documentation Principles (all to be in form and substance satisfactory to the DIP Agent and DIP Lender), and shall include, without limitation:

i.   execution and delivery of a credit agreement (the “DIP Credit Agreement”) and other DIP Documents evidencing the DIP Facility, in each case, which shall be in form and substance substantially consistent with this Term Sheet and otherwise in form and substance acceptable to the DIP Agent and the DIP Lender and the Borrowers and the Guarantors (it being agreed that the Initial Draw may be advanced based on the terms set forth in this Term Sheet and the Interim Order);

ii.  not later than 30 days following the date on which a motion to approve the DIP Facility is filed, the Final Order as to the DIP Facility shall have been entered by the Bankruptcy Court, which Final Order shall be in the form of the Interim Order with such changes as are customary for a final order and such other changes as the DIP Agent may reasonably require and/or the parties may mutually agree, in all cases, to be acceptable to the DIP Agent;

iii.   in addition to the release set forth in Section 30 hereof, the Final Order shall include customary stipulations by the Debtors and their estates disclaiming the existence of any claims or causes of action against each of the DIP Agent and the DIP Lender, subject to a customary challenge period by the official committee of unsecured creditors;

iv.   the Final Order shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated, appealed, or subject to a stay pending appeal;

v.  the DIP Agent, the DIP Lenders and the Loan Parties shall have finalized and entered into the DIP Documents relating to the facilities contemplated hereby (and all of which have been approved by Bankruptcy Court);

vi.   the Debtors shall be in compliance in all respects with the Interim Order and the Final Order and the Loan Parties shall be in compliance in all respects with the DIP Documents;

vii.  at the time of each draw, no Default or Event of Default shall have occurred and be continuing (the requesting and acceptance of any such draw being deemed to be a representation and warranty by the Borrowers as to the satisfaction of this condition);

viii.  at the time of each draw, accuracy of representations and warranties of the Debtors in all material respects (or if such representation and warranty is qualified as to materiality, in all respects) as of such date (or, if such representation or warranty expressly speaks to an earlier date, as of such earlier date) (the requesting and acceptance of any such draw being deemed to be a representation and warranty by the Borrowers as to the satisfaction of this condition);

ix.   no order has been entered reversing, amending, staying, vacating, terminating or otherwise modifying in any manner adverse to the DIP Agent and DIP Lender the Interim Order or the Final Order, as applicable;

x.  delivery of a notice of borrowing, including a certification as to the satisfaction of the condition to the making of any Other Draws;

xi.   all costs, fees, expenses (including, without limitation, legal fees and expenses) set forth in the DIP Documents or otherwise to be paid to the DIP Agent or the DIP Lender on or before the Final Draw shall have been paid; and

xii. The RSA shall have been fully terminated and shall be of no further force or effect.

19.	Representations and Warranties:

•   The Loan Parties shall make and be subject to (and are hereby deemed to agree to and make) the representations and warranties set forth herein, in the Orders, in the DIP Documents and as otherwise deemed incorporated herein (and/or to be included in the DIP Documents), in each case, in accordance with the Documentation Principles (all to be in form and substance satisfactory to the DIP Agent and DIP Lender).

20.	Affirmative Covenants:

•   The Loan Parties shall be subject to (and are hereby deemed to agree to and make) the covenants and undertakings set forth below, in the Orders, in the DIP Documents and as otherwise deemed incorporated herein (and/or to be included in the DIP Documents), in each case, in accordance with the Documentation Principles (all to be in form and substance satisfactory to the DIP Agent and DIP Lender), including, without limitation:

i.   the Loan Parties and the DIP Agent agree to discuss in good faith with potential providers thereof and the DIP Agent an agreement to provide for forward sales or hedging arrangements with respect to the Loan Parties’ Bitcoin present and anticipated Bitcoin inventory; and

ii.  the Loan Parties shall covenant and agree to timely and diligently pursue and prosecute the termination of the RSA and to take such actions as are required pursuant to the terms of the RSA to effect the such termination by a date no later than the date the Final Order is entered.

21.	Negative Covenants:

•   The Loan Parties shall be subject to (and are hereby deemed to agree to and make) the covenants and undertakings set forth below, in the Orders, in the DIP Documents and as otherwise deemed incorporated herein (and/or to be included in the DIP Documents), in each case, in accordance with the Documentation Principles (all to be in form and substance satisfactory to the DIP Agent and DIP Lender), including, without limitation:

i.   The Loan Parties shall not take, participate or support any action, motion or claim to rescind its termination of, or to continue or reinstate the RSA, or shall cease or fail to take the actions specified in clause (ii) of Section 20 above.

ii.  It is agreed that such covenants will permit (a) sales of (i) Bitcoin in the ordinary course and (ii) non-core assets (it being agreed that non-core assets shall NOT include the Debtors’ real estate listed in Section 16 above) and, with the DIP Agent’s prior consent, the Debtors’ real estate listed in Section 16 above, so long as, in each case, net proceeds (including reductions to satisfy claims of other lienholders with respect to such assets including amounts to be escrowed or otherwise required to be held back or segregated by the Bankruptcy Court) thereof are used to repay the DIP Obligations (including any applicable Exit Premium) and (b) (i) transactions with respect to miners and equipment in the ordinary course of business and (ii) subject to the consent of the DIP Agent (subject to thresholds to be agreed) (x) the ability to reject or modify contracts, and (y) settlements of litigation.

22.	DIP Budget / Variance Reporting:

•   On or prior to the Closing Date, the Loan Parties shall deliver to the DIP Agent and the DIP Lender an extended weekly budget commencing with the week during which the Interim Order is entered, containing line items of sufficient detail to reflect the consolidated operating cash flow of the Debtors through projected emergence (the “Initial Budget”) (the Initial Budget, as modified from time to time in accordance herewith, shall be the “Budget”).

•   The Budget shall be updated and provided to the DIP Agent and the DIP Lender on the fourth Wednesday following the prior Budget’s approval and every fourth Wednesday thereafter, or more frequently at the reasonable discretion of either the Borrowers or the DIP Agent, with such updated Budget extending the term thereof and the DIP Agent, in its reasonable discretion, shall have the right to approve or reject any such updates (or any amendments) by providing the Borrowers specific notice thereof within such four (4) business days after the delivery by the Borrowers of any such update or amendment; provided that, (i) to the extent the DIP Agent does not provide notice of approval or rejection within such four (4) business day period, such update or amendment shall be deemed approved and consented to by the DIP Lender and shall be deemed to constitute the updated approved Budget (“Updated Budget”) upon the expiration of such 4 business day objection period and, (ii) to the extent the DIP Lender provides notice rejecting the updates (or any amendments), the then existing Budget shall continue to constitute the applicable Budget until such time as an update or amendment is approved by the DIP Agent.

•   On a weekly basis thereafter, the Borrowers shall deliver to the DIP Agent and DIP Lender a variance report for the four-week period ending the prior Friday comparing the difference/variance, expressed as a percentage (each, a “Budget Variance”), between: (x) total receipts for such period to total receipts for such period as set forth in the Budget on a cumulative 4 week rolling basis; (y) total disbursements for such period to total disbursements for such period as set forth in the Budget on a cumulative 4 week rolling basis (each a “Measuring Period”) and explaining in reasonable detail all material variances, it being understood that any variance exceeding twenty percent (20%) shall be material (each such report, a “Variance Report,” which shall be in a form satisfactory to the DIP Agent).

•   For purposes of each Measuring Period, the Debtors shall calculate: (x) the numerical difference between total net receipts (with respect to self-mining and hosted miners) for such period to total net receipts (with respect to self-mining and hosted miners) for such period as set forth in the Budget on a cumulative 4 week rolling basis, and to the extent the difference is a negative number, the percentage such difference (as an absolute amount) is of the cumulative budgeted amount for receipts for such period (the “Receipts Variance”); and (y) the numerical difference between “net operating disbursements” plus “net capital expenditures” (such terms reflecting those line items illustrated in the Budget) for such period to “net operating disbursements” plus “net capital expenditures” for such period as set forth in the Budget on a cumulative 4 week rolling basis, and to the extent the difference is a positive number, the percentage such difference is of the cumulative budgeted amount for disbursements for such period (the “Disbursements and Capital Expenditure Variance”). For the avoidance of doubt, the Disbursements Variance shall not include any amounts in the Budget related to professional fees, utility deposits or adequate assurance payments.

•   For purposes herein, a “Permitted Variance” shall be limited to not greater than (a) twenty-five percent (25%) for budget variances with respect to the Receipts Variance and (b) twenty percent (20%) for budget variances with respect to the Disbursements and Capital Expenditure Variance, each as set forth in the applicable Variance Report.

23.	Interim Order:

•   The interim order approving the DIP Facility, which shall include the terms hereof and shall otherwise be in form and substance reasonably acceptable to the DIP Agent and the DIP Lender (the “Interim Order”), shall, among other things, authorize and approve:

i.   the terms set forth in this Term Sheet and the entry into the Commitment Letter to which this Term Sheet is attached;

ii.  the Initial Draw;

iii.   the making of the DIP Loans;

iv.   the granting of the superpriority claims and liens against the Debtors and their assets in accordance with this Term Sheet and the DIP Documents with respect to the DIP Collateral;

v.  the payment of all fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid to the DIP Agent and the DIP Lender as described herein under the heading “Indemnification and Reimbursement of Expenses” by the Debtors; it being acknowledged and agreed that all such fees and expenses may and will be withheld from the Initial Draw for direct payment thereof (to the DIP Agent, the DIP Lenders or such counsel and financial advisors) from such Initial Draw (without reducing the obligations of the Debtor to repay the entire amount of the Initial Draw); provided, however, notwithstanding anything to the contrary, fees and expenses incurred by the DIP Agent and the DIP Lender prior to the Interim Order and reimbursable pursuant to this clause (v) shall be limited to the fees and expenses of Choate, Hall & Stewart LLP, as counsel to the DIP Agent and the DIP Lender.

vi.   the termination of the Existing DIP Credit Agreement and related documents and all liens granted thereunder (and/or the interim order approving such Existing DIP Credit Agreement) as security therefor; and

vii.  the calculations and payment of the Monthly DIP Agent Fee, the Upfront Premium, the Extension Fee and the Exit Premium, which fee payments shall not be subject to reduction, setoff or recoupment, and shall be fully earned upon entry of the Interim Order.

24.	Final Order:

•   The final order approving the DIP Facility, which shall be substantially in the same form as the Interim Order (with such modifications as are necessary to convert the Interim Order into a final order), with such modifications or additions thereto as may reasonably be required by the DIP Agent or as mutually agreed to by the parties, but in any event, to be in form and substance acceptable to the DIP Agent and the DIP Lender (the “Final Order” and together with the Interim Order, the “Orders”), shall, among other things, authorize and approve the DIP Facility on a final basis, and the Final Draw.

25.	Carve out:	• The “Carve-Out” shall, except as otherwise set forth herein, be consistent with the Existing DIP Credit Agreement.

26.	Events of Default:

•   The DIP Facility and the Loan Parties shall be subject to (and the Loan Parties hereby acknowledge and agree that the occurrence or existence thereof will constitute an Event of Default hereunder, under the Orders and under the DIP Documents) the Events of Default set forth below, in the Orders, in the DIP Documents and as otherwise deemed incorporated herein (and/or to be included in the DIP Documents), in each case, in accordance with the Documentation Principles (the “Event of Default”), including, without limitation:

i.   the entry of the Final Order shall have not occurred within 30 days after the date on which a motion to approve the DIP Facility is filed;

ii.  the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

iii.   noncompliance, subject to any applicable grace and/or cure periods (other than in the case, among others pursuant the Documentation Principles, of any negative covenant (none of which shall be subject to any grace or cure period, except to the extent incorporated within any such covenant)), by any Loan Party or any of its subsidiaries with the terms of hereof (as giving effect to the Documentation Principles), the DIP Documents, the Interim Order or the Final Order;

iv.   the entry of an order staying, reversing, vacating or otherwise modifying the Interim Order or the Final Order, in each case, without the prior written consent of the DIP Agent and the DIP Lender;

v.  the entry of an order appointing a trustee, responsible officer, or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) in the Chapter 11 Cases, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the DIP Agent in its sole discretion;

vi.   the entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure against any material assets of the Loan Parties to which the fair market value of which exceeds $20,000,000; provided, however, that any such order with respect to the assets of either (x) Blockfi Lending LLC (“BlockFi”) or (y) NYDIG or their affiliates (so long as (i) relating solely to such equipment provided by such party, or in the case of Blockfi, the debt owing to Blockfi pursuant to its agreements as in effect prior to the Petition Date and (ii) such arrangement shall not result in the improvement or enhancement of such party’s claims in the Chapter 11 Cases or security or priority position with respect to any of the Debtors’ collateral) shall not be an Event of Default;

vii.  the entry of an order (a) surcharging any of the DIP Collateral under Sections 105, 506(c), or any other section of the Bankruptcy Code, (b) allowing any administrative expense claim having priority over or ranking in parity with the DIP Claims or the rights of the DIP Agent, or (c) resulting in the marshaling of any DIP Collateral;

viii.  any action by any Debtor to (a) challenge the rights and remedies of the DIP Agent or the DIP Lender under the DIP Facility in any of the Chapter 11 Cases or acting in a manner inconsistent with the DIP Documents or (b) avoid or require disgorgement by the DIP Agent or the DIP Lender of any amounts received in respect of the obligations under the DIP Facility;

ix.   any Debtor files a motion in the Chapter 11 Cases without the express written consent of DIP Agent to obtain additional financing from a party other than the DIP Lender under Section 364(d) of the Bankruptcy Code except if such financing contemplates payment in full of the DIP Facility and all DIP Obligations (including the Exit Premium);

x.  the making of any material payments in respect of prepetition obligations other than (a) as permitted by the Interim Order or the Final Order, (b) as permitted by any “first day” or “second day” orders reasonably satisfactory to the DIP Agent, (c) as permitted by any other order of the Bankruptcy Court reasonably satisfactory to the DIP Agent, (d) as permitted under the DIP Documents, or (e) as otherwise agreed to by the DIP Agent;

xi.   entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Debtor to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the DIP Agent and the DIP Lender;

xii.  the Debtors shall seek to, or support any other person’s motion to, (a) disallow in whole or in part the DIP Obligations, (b) challenge the validity and enforceability of the DIP Liens or the DIP Claims, (c) contest any material provision of any DIP Document;

xiii.  any Debtor shall fail to execute and deliver to the DIP Agent any agreement, financing statement, trademark filing, copyright filing, mortgages, notices of lien or similar instruments or other documents that the DIP Agent may reasonably request from time to time to more fully evidence, confirm, validate, perfect, preserve and enforce the DIP Liens created in favor of the DIP Agent or the DIP Claims;

xiv.  The Borrowers, DIP Agent and DIP Lenders do not agree upon the terms of and execute the final DIP Documents (which DIP Documents shall be subject to Bankruptcy Court approval in the Final Order), prior to twenty (20) days after the Closing Date (or such later date to which the DIP Agent may otherwise agree), unless such failure is attributable to the DIP Agent’s or the DIP Lender’s bad faith in negotiating such documents (as determined in a final, non-appealable determination by a court of competent jurisdiction), or the Bankruptcy Court does not approve the Debtors’ entry into the final DIP Documents;

xv.  The RSA is not fully and finally terminated and/or has not ceased to be in full force and effect on or prior to the date upon which the Final Order is to be entered; and/or

xvi.  Any Budget Variance exceeds the applicable Permitted Variance as set forth in the last bullet point in Section 22 above.

27.	Milestone:	• None.

28.	Remedies:

•   The remedies exercisable by the DIP Agent and the DIP Lender following the occurrence of an Event of Default as set forth above shall be as set forth herein, in the Orders, in the DIP Documents, as deemed incorporated herein pursuant to the Documentation Principles and otherwise as are usual and customary in loan documents for similar debtor-in-possession financings and, in each case, as are acceptable to the DIP Agent and the DIP Lender.

29.	Indemnification and Reimbursement of Expenses:

•   The Loan Parties shall be subject to and liable for the customary indemnifications in favor of the DIP Agent, the DIP Lenders and their related parties as are included herein, in the Orders, in the DIP Documents and as otherwise deemed incorporated herein (and/or to be included in the DIP Documents), in each case, in accordance with the Documentation Principles (all to be in form and substance satisfactory to the DIP Agent and DIP Lender).

•   Subject to the DIP Documents and in accordance with the Documentation Principles, all reasonable and documented out-of-pocket accrued and unpaid fees, costs, disbursements, and expenses of (i) the DIP Agent and (ii) the DIP Lender, including the fees and expenses of Choate, Hall & Stewart LLP, as counsel to the DIP Agent and the DIP Lender, and as necessary, other local counsel in their capacity as counsel to the DIP Agent and the DIP Lender, incurred in connection with, the preparation, analysis, negotiation, documentation, execution and enforcement of, or actions or suits relating to, this Term Sheet, the related commitment letter, the DIP Documents, the Orders and/or otherwise in connection with the DIP Facility and the Chapter 11 Cases and/or the transactions contemplated thereby, shall be paid on a current basis provided, however, notwithstanding anything to the contrary, fees and expenses incurred prior to the Interim Order and reimbursable hereunder shall be limited to those of Choate, Hall & Stewart LLP, as counsel to the DIP Lender.

30.	Release:

•   The Orders shall include a customary release of the DIP Agent and DIP Lender, each in their capacity as such, with respect to any and all claims and causes of action arising from or related to the DIP Facility.

31.	Waivers:

•   The Orders shall include, in addition to those set forth herein, terms and conditions customary for final DIP financing orders or which shall otherwise be acceptable to the DIP Agent and DIP Lender (in their discretion), including, without limitation, waiver of the automatic stay, credit-bidding rights, “no marshaling” provisions, and waivers of the imposition of costs pursuant to Section 506(c) of the Bankruptcy code and the “equities of the case” exception in Section 552(b) of the Bankruptcy Code, in each case, to the extent applicable.

32.	Governing Law:	• New York (and to the extent applicable, the Bankruptcy Code).

33.	Documentation Principles:

•   Without limiting and with the exception of any of the express provisions in this term sheet and/or in the Interim DIP Order or the Final Order, (x) until such time as definitive DIP Documents have been negotiated and executed by the Debtors, the DIP Agent and the DIP Lenders and approved by the Bankruptcy Court, the undertakings, restrictions, duties and obligations of the Debtors and the rights, remedies, protections, privileges, exculpations, and rights of reimbursement and indemnity of the DIP Agent and the DIP Lenders hereunder shall, in each case, be deemed to be governed by the terms of the Existing DIP Credit Agreement (unless and to the extent otherwise agreed to by the DIP Agent its discretion) as if the DIP Agent and the DIP Lenders were making the DIP Loans and the Debtors were incurring the DIP Obligations, in each case, under and pursuant to such Existing DIP Credit Agreement (and such agreement were among the Debtors, the DIP Agent and the DIP Lender), including as relating to the conditions precedent to lending, representations and warranties of the Debtors, affirmative and negative covenants and undertakings of the Debtors, events of default and the consequences thereof and the rights and remedies of the DIP Agent and the DIP Lender relating thereto, the agreements in Sections 3.4 through 3.7 and Sections 12 through Section14 of the Existing DIP Credit Agreement, together in each case with the related definitions (to the extent relevant) and (y) the DIP Documents shall be based on the Existing DIP Credit Agreement, with such additions and modifications thereto as the DIP Agent deems reasonably appropriate to reflect the terms of this Term Sheet or which are usual and customary for similar debtor-in-possession financings or which the DIP Agent and the Borrowers deem reasonably appropriate in light of the transactions contemplated hereby (collectively, the “Documentation Principles”). Until such time as the DIP Documents are fully-executed and approved by the Bankruptcy Court, in the event of a conflict between the terms of the Existing DIP Credit Agreement and the terms set forth in this term sheet or the Interim Orders, the terms of this term sheet and the Interim Order shall control. Notwithstanding anything to the contrary herein, in the event of (and solely to the extent of) any direct conflict between the provisions of the Interim Order and this Term Sheet (as so interpreted to incorporate the terms of the Existing DIP Credit Agreement), the terms of the Interim Order shall control.